CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS
OF THE
SERIES A PREFERRED STOCK,
PAR VALUE $0.001,
OF
EHEALTH, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), eHealth, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, does hereby certifies that:

1.The name of the Company is eHealth, Inc.

2.The Company’s Certificate of Designations of the Series A Preferred Stock, par value $0.001 per share, was filed with the Secretary of State of the State of Delaware on April 30, 2021 (the “Certificate of Designations”).

3.The Company’s Restated Certificate of Incorporation (the “Certificate”) expressly authorizes the Company’s board of directors by resolution or resolutions, to the maximum extent permitted by law, to among other things, provide for the designations, powers, preferences, rights, qualifications, limitations and restrictions of one or more series of preferred stock.

4.This Certificate of Amendment to the Certificate of Designations (this “Amendment”), which amends the Certificate of Designations as set forth herein, has been duly adopted in accordance with the applicable provisions of the Certificate and Section 151 of the General Corporation Law of the State of Delaware.

5.Effective on and after the date hereof, Section 4(c) of the Certificate of Designation is amended and restated in its entirety as follows:

(c)    Payment of Dividends. The Company will pay or accrue, to the extent permitted by applicable law, Dividends as follows:

(i)From the Original Issuance Date through the second anniversary of the Original Issuance Date, Dividends shall accrue on the Accrued Value of each share of Series A Preferred Stock as a dividend in kind at the Dividend Rate, which shall compound on a semiannual basis on each Dividend Payment Date and be added to the Accrued Value on each Dividend Payment Date, as provided in the definition of “Accrued Value,” whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of such Dividends (any Dividend accruing in the manner provided in this clause, together with any Dividend accruing in the manner provided in Section 4(c)(ii)(b) (including as adjusted by Section 4(c)(iii)), “PIK Dividends”).

(ii)Beginning on the next Dividend Payment Date after the second anniversary of the Original Issuance Date, (a) the Company shall pay a Dividend equal to 2.00% per annum of the Accrued Value of each share of Series A Preferred Stock in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”) on each Dividend Payment Date, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, and out of funds legally available therefor; provided, however that, in the event the Dividend Rate is adjusted as provided in Section 4(d), Section 9(i) or Section 10(a)(i)(E), Cash Dividends shall be paid in an amount equal to the then-current Dividend Rate minus 6.00%; provided further, however that Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward), and (b) Dividends shall accrue on each share of Series A Preferred Stock at a rate of 6.00% per annum, as adjusted pursuant to Section 4(c)(iii), on the Accrued Value as a dividend in kind, which shall compound on a semiannual basis on each Dividend Payment Date and be added to the Accrued Value on each Dividend Payment Date, as provided in the definition of “Accrued Value,” whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of dividends.

(iii)If the Company breaches, violates or otherwise fails to comply with Section 4.18(a) of the Investment Agreement, then, beginning on the date on which such breach, violation or failure occurred, the Dividends contemplated by Section 4(c)(ii)(b) shall accrue at a rate of 8.00% per annum until the later of (a) the date on which the Company cures such breach, violation or failure and (b) the one-year anniversary of the date on which such breach, violation or failure first occurred.
6.Upon the filing of this Amendment by the Company with the Secretary of State of the State of Delaware, the Certificate of Designations shall be amended in accordance herewith, and this Amendment shall form a part of the Certificate of Designations for all purposes, and every Holder (as defined in the Certificate of Designations) heretofore or hereafter shall be bound hereby.

*****

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designations to be signed by a duly authorized officer this 31st day of December 2025.
EHEALTH, INC.

By:	/s/ John J. Dolan
	Name:	John J. Dolan
	Title:	Senior Vice President and Chief Financial Officer